UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2018

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 892-8800

(Former name or former address, if changed since last report.):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02. Unregistered Sales of Equity Securities.

Cocrystal Pharma, Inc. (the “Company”) agreed to the conversion of its outstanding 8% convertible notes (collectively, the “Notes”) pursuant to a resolution of its two disinterested directors at $1.90 per share, which was the offering price in its recently closed public offering (the “Offering”). Following the closing of the Offering, the initial $500,000 Note held by the Company’s Chairman was converted on May 10, 2018. On May 18, 2018 the remaining Notes were converted including a $500,000 note held by an entity in which the Chairman is a director and a $1 million Note held by Opko Health, Inc., a public company in which three of the Company’s directors serve as directors and one of the three is Chief Executive Officer of Opko Health, Inc. The terms of the Notes were disclosed in the Company’s Current Reports on Form 8-K filed on December 1, 2017 and February 6, 2018 (the “Previous Reports”). The description of the Notes is incorporated herein by reference to Item 3.02 of each of the Previous Reports.

As a result of these Note conversions, the Company has no debt.

The Company issued a total of 1,085,105 shares of common stock upon conversion of the Notes. The number of shares was based on the principal amount of the Notes and the amount of interest accrued on the Notes. Prior to the amendment of the Notes, they were due in November 2019 and January 2020 subject to prior conversion at $8.10 per share or the offering price in a $10 million equity financing.

The issuance of common stock upon the conversion was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Date: May 21, 2018	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer